Exhibit 10.7

THIRD AMENDED AND RESTATED LICENSE AGREEMENT

THIS THIRD AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), made as of the 17th day of January 2020 and effective as of May 1, 2019 (the “Effective Date”), by and between Pershing Square Capital Management L.P., a Delaware limited partnership (“Licensor”), having an address at 787 11th Avenue, New York, New York (the “Building”), TABLE Management LP (“TABLE”) and the Pershing Square Foundation (“PSF” and together with TABLE, the “Licensees”)).

W I TN E S S E T H:

WHEREAS, Licensor and TABLE entered into the License Agreement, dated as of October 13, 2011 (the “Original Agreement”) whereby TABLE licensed, used and occupied the Licensed Premises (as defined in the Original Agreement);

WHEREAS, Licensor and TABLE entered into the Amended and Restated License Agreement, dated as of September 20, 2013 (the “2013 Agreement”) whereby TABLE licensed, used and occupied the New Licensed Premises (as defined in the 2013 Agreement);

WHEREAS, Licensor and TABLE entered into the Second Amended and Restated License Agreement, dated as of September 26, 2016 (the “2016 Agreement”) whereby TABLE licensed, used and occupied the 41st Floor Licensed Premises (as defined in the 2016 Agreement);

WHEREAS, as of the Effective Date, TABLE no longer occupies the 41st Floor Licensed Premises and the Licensees desire to license, use and occupy that portion of the 9th floor in the Building as more particularly shown on the floor plan and space description specified in Exhibit A, a copy of which is annexed hereto and made a part hereof (“9th Floor Licensed Premises”);

WHEREAS, the Licensees acknowledge that the Licensees have no right to use or occupy the 9th Floor Licensed Premises, and have requested that Licensor grant them permission to use and occupy the same for the period (“License Period”) commencing on the Effective Date and terminating on December 31, 2021, and to continue on a month-to-month basis thereafter until such time as Licensor or the Licensees shall terminate this Agreement as provided in Paragraph 3 hereof; and

WHEREAS, Licensor is willing to allow the Licensees to use and occupy the 9th Floor Licensed Premises for the License Period, subject to the terms, covenants and conditions hereinafter set forth;

WHEREAS, Licensor and TABLE wish to amend and restate the 2016 Agreement in its entirety to reflect the foregoing arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and the Licensees hereby agree to amend and restate the 2016 Agreement in its entirety as follows:

1.           Subject to and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to the Licensees, and the Licensees hereby accepts from Licensor, as of the Effective Date, a non-exclusive, non-transferable license (“License”) to use and occupy the 9th Floor Licensed Premises during the License Period for executive, administrative and general business offices, and for no other purpose. The Licensees acknowledge that Licensor will also continue to use and occupy the portions of the 9th Floor Licensed Premises marked as common areas, including the gym, cafeteria, pantry and conference room facilities.

2.           The Licensees shall pay to Licensor, each calendar quarter, a fee for the License (the “License Fee”), in the amount listed on Exhibit B hereto for such quarter. The License Fee shall be paid quarterly in advance on the first business day of each calendar quarter or through such other method acceptable to Licensor. The License Fee shall be prorated (i) for the calendar quarter including the Effective Date, on the basis of the number of months remaining in such calendar quarter after the Effective Date and (ii) for any calendar quarter during which the License is terminated pursuant to Paragraph 3 (other than a termination as of the last day of a calendar quarter), on the basis of the number of days in such calendar quarter prior to the License Termination Date (as defined below).

3.           Either the Licensees or the Licensor may terminate the License Period and this License by giving written notice (the “Termination Notice”) to the other of its election to do so, stating a date (the “License Termination Date”) upon which the License Period and the License shall terminate, unless sooner terminated as provided in this Agreement. The License Termination Date shall be a date not less than thirty (30) business days following the date on which the Termination Notice shall be given.

4.           This Agreement does not and shall not be deemed to constitute a lease or (except as expressly set forth herein) a conveyance of the 9th Floor Licensed Premises by Licensor to the Licensees, or to confer upon the Licensees any right, title, estate or interest in the 9th Floor Licensed Premises. This Agreement grants to the Licensees only a personal privilege to use and occupy the 9th Floor Licensed Premises for the License Period on and subject to the terms and conditions set forth herein.

5.           Each party hereto agrees to indemnify, protect, defend and save harmless the other parties and such party’s partners, officers, directors, contractors, agents and employees (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all liability (statutory or otherwise), claims, suits, demands, damages, judgments, costs, fines, penalties, interest and expenses (including, without limitation, reasonable counsel and other professional fees and disbursements incurred in connection therewith) to which any Indemnified Party may be subject or suffer arising from, or in connection with: (i) the use and occupancy of the 9th Floor Licensed Premises by the indemnifying party, or from any work, installation or thing whatsoever done or omitted (other than by an Indemnified Party) in or about the 9th Floor Licensed Premises by the indemnifying party, or its agents, employees, contractors or visitors during the License Period, (ii) any default by the indemnifying party in the performance of any of the indemnifying party’s obligations under this Agreement, and/or (iii) any act, omission, carelessness, negligence or misconduct of the indemnifying party or its agents, employees, contractors or visitors. No party shall be held liable pursuant to this indemnity provision for, any indirect, special, consequential or punitive damages. In addition, no party shall indemnify another party for any losses related to the Indemnified Party’s own tortious conduct, negligence, willful misconduct, breach of contract or violation of law.

The Indemnified Parties shall notify the indemnifying party in writing promptly upon learning of any claim or suit for which indemnification may be sought hereunder, provided, however, that failure to do so will not result in a waiver of the right to indemnity absent a showing of substantial prejudice to the indemnifying party. The indemnifying party shall have control over the defense and settlement of any such claim or suit. The Indemnified Parties shall have the right to participate in the defense of any claim for which indemnity is provided at its own expense through counsel of the Indemnified Parties’ own choosing. The Indemnified Parties agree to provide reasonable cooperation with the defense of any claim for which indemnity is provided. In no event shall the indemnifying party be liable or otherwise responsible for any settlement effected by the Indemnified Party without the indemnifying party’s prior written consent. Without limiting the foregoing, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (a) includes an unconditional release of the Indemnified Party from all liability arising out of such commenced or threatened claim or action; and (b) is solely monetary in nature and does not include a statement as to, or an admission of fault, culpability or failure to act by or on behalf of, the Indemnified Party or otherwise adversely affect the Indemnified Party.

6.           Licensor shall have no obligation to alter, improve, decorate, or otherwise prepare the 9th Floor Licensed Premises for the Licensees’ use and occupancy. The Licensees shall not make any alterations, decorations, installations or improvements of any kind whatsoever to the 9th Floor Licensed Premises, without obtaining Licensor’s prior consent thereto. If Licensor shall give such consent to any such alterations requested by the Licensees, then the Licensees shall remove same and restore the 9th Floor Licensed Premises to its prior condition prior to the License Termination Date.

7.           The Licensees shall, throughout the License Period, take good care of the 9th Floor Licensed Premises and the fixtures and appurtenances therein. All damage or injury to the 9th Floor Licensed Premises or to any other part of the Building, or to its fixtures, equipment and appurtenances, whether requiring structural or non-structural repairs, caused by or resulting from carelessness, omission, neglect or improper conduct of the Licensees, or their agents, employees, contractors or visitors, shall be repaired promptly by the Licensees at their sole cost and expense, to the satisfaction of Licensor. The Licensees shall also repair all damage to the Building and the 9th Floor Licensed Premises caused by the moving of its fixtures, furniture or equipment. All of the aforesaid repairs shall be of quality or class equal to the original work or construction.

8.           Licensor agrees to provide to Licensees in a Building-standard manner the following services: HVAC, cleaning, telephone, mail delivery, photocopy, kitchen facilities, and electric for lighting and power. In addition, Licensor shall provide the Licensees with the following information technology services: access to Licensor’s standard equipment (such as, copiers, fax machines, computers, monitors and printers), access to Licensor’s word processing software, help desk services, pre-approved use of internal and external service teams, e-mail support, infrastructure services, website support, training, data network and email access, security and database services, disaster recovery services, and interfaces. Licensor shall have the right to discontinue any services being provided to the 9th Floor Licensed Premises as a result of any strike, casualty, damage, repair or alteration or other cause beyond Licensor’s reasonable control. If Licensor’s interest in the 9th Floor Licensed Premises is that of a tenant and such services are provided to Licensor by a superior lessor, then the Licensees’ entitlement to such services shall in all events be in accordance with and subject to the terms and conditions of Licensor’s lease, and Licensor shall have no liability whatsoever in the event such services are not provided by such superior lessor.

9.            If the 9th Floor Licensed Premises are damaged by fire or other casualty or cause, Licensor may terminate the License granted herein upon twelve-hours’ notice.

10.         This Agreement shall inure to the benefit of Licensor’s successors and assigns, and may not be modified except by a writing signed by the party to be charged.

[Signature page follows]

IN WITNESS WHEREOF, Licensor and the Licensees have duly executed this Agreement as of the date hereinabove set forth.

Pershing Square Capital Management, L.P.

By: PS Management GP, LLC,

its General Partner

By:	/s/ Halit Coussin	Witnessed by:	/s/ Bernadette Jones McGee
Name: Halit Coussin
Title: Chief Legal Officer		Print Name:	Bernadette Jones McGee

By:	/s/ Nicholas A. Botta	Witnessed by:	/s/ Stephanie Conrad
Name: Nicholas A. Botta
Title: President		Print Name:	Stephanie Conrad

TABLE Management LP

Witnessed by:	/s/ Laurie Genatossio	By:	/s/ Andrea Markezin
Name: Andrea Markezin
Print Name:	Laurie Genatossio	Title: President

The Pershing Square Foundation

Witnessed by:	/s/ Laurie Genatossio	By:	/s/ Andrea Markezin
Name: Andrea Markezin
Print Name:	Laurie Genatossio	Title: Treasurer

Exhibit A

Floor Plan and Description of Space

This floor plan is annexed to and made a part of this Agreement solely to indicate the 9th Floor Licensed Premises by outlining and diagonal marking. All areas, conditions, dimensions, and locations are approximate.

[Schedule of square footage and locations attached]

[Floor Plan]

Exhibit B

License Fee

Year	License Fee (per calendar quarter)
Q3 2019	$195,300
Q4 2019	$262,900
Ql 2020	$220,475
Q2 2020	$220,475
Q3 2020	$220,475
Q4 2020	$220,475
Q1 2021	$223,600
Ql 2021	$223,600
Ql 2021	$223,600
Ql 2021	$223,600